Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2010 (except for the matters disclosed in Notes 11 and 16, as to which the date is February 18, 2010) in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of AVEO Pharmaceuticals, Inc. for the registration of 4,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 8, 2010